CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information and to the incorporation by reference of our report dated December 31, 2012 on the financial statements and financial highlights of the Huntington World Income Fund and Huntington Income Generation Fund (two Funds constituting the Huntington Funds), in Post-Effective Amendment Number 97 to the Registration Statement (Form N-1A, No. 033-11905), included in the Annual Report for the year ended October 31, 2012 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Columbus, Ohio

December 13, 2013